Exhibit 10.20

IMPORTANT NOTICE –  PLEASE READ BEFORE PROCEEDING

This grant must be accepted within ninety (90) days of the grant date in order to be eligible to receive any benefits from this grant. Refer to Section 9 Other Provisions, “Need to Accept Grant” for more information.  Additionally, if this is your first grant of stock awards (RSUs) from Aon, please make sure to submit a “Stock Award (RSU) Beneficiary” form now.   The form can be found at www.etrade.com/stockplans in the “Company Info” tab.  The same form is also used to change your beneficiary.

AON CORPORATION

2001 AON STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is entered into between Aon Corporation, a Delaware corporation (the “Company”) and the employee (the “Employee”) as listed on the “Notice of Grant of Restricted Stock Units”(the “Notice”).

The Company desires to grant the Employee restricted stock units (“RSU’s”), each RSU representing the right to receive a share of Aon common stock (“Common Stock”), $1.00 par value per share of Common Stock, to encourage the Employee to remain in the employ of the Company or its subsidiaries, to provide the Employee with an incentive to contribute to the financial progress of the Company, and to encourage ownership of the Company’s stock by the Employee.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.              Grant of Restricted Stock Units.   The Company grants to the Employee under the 2001 Aon Stock Incentive Plan (the “Plan”) an award of RSU’s as specified in the “Notice of Grant of Restricted Stock Units”.

2.              Notice of Grant of Restricted Stock Units.   The Notice shall specify the date of grant (the “Grant Date”), number of RSU’s and the vesting schedule of the RSU’s. The Notice is incorporated herein by reference and the terms of this Agreement are incorporated by reference in the Notice.

3.              Tax Withholding Obligations.   Prior to the delivery of shares, the Employee shall deposit with the Company, through means provided for by the Company, an amount of cash equal to the amount determined by the Company to be necessary upon delivery of the shares for any taxes, social security / social insurance contributions, or the like under any government statute. Alternatively, the Company may, at its sole election, a) withhold the required amounts from the Employee’s pay, or b) may permit the Employee, subject to such conditions as the Company shall require, to sell a number of shares otherwise deliverable having a value sufficient to satisfy all or part of the Employee’s estimated total tax obligations associated with vesting of the shares.  The Company shall not deliver any of the shares until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

4.              Effect of Termination of Employment.

a)              Voluntary termination prior to age 55.   The unvested portion of the RSU will be forfeited.

b)              Termination due to disability or death.   All unvested RSUs will be fully vested immediately.

c)              Involuntary termination (other than for cause) or voluntary termination on or after age 55.   The RSU shall be immediately vested pro rata.  The remaining unvested portion of the RSU shall be forfeited.  Pro rata vesting is based on the period of employment since the Grant Date.

d)              Termination for cause.  All unvested shares shall be forfeited.  Termination for cause shall mean performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving Employee’s employment with the Company, or breach of the duty of loyalty to the Company; performing an act of race, sex, national origin, religion, disability, or age-based discrimination which after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and / or Employee; material violation of Company policies and procedures including, but not limited to, the Aon

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Business Conduct Guidelines and the Aon Code of Ethics; material non-compliance with any terms of an employment agreement; or, performing an act resulting in a criminal felony charge brought against the Employee or a criminal conviction of Employee (other than conviction of a minor traffic violation).

5.              Receipt by the Employee of the Prospectus.   The Employee acknowledges receipt of the Plan prospectus that contains the entire Plan, and is incorporated herein by reference.  The Employee represents and warrants that the Employee has read the Plan and agrees that all RSU’s awarded under it shall be subject to all of the terms and conditions of the Plan.

6.              Issuance of Shares.   RSUs shall be converted to shares of Common Stock as of the vesting date. Shares of Common Stock will be issued to the Employee as soon as practicable after the vesting date, subject to Section 3 of this Agreement

7.              Rights as Shareholder.  The Employee may not have voting or any other right as a shareholder of the Company with respect to the RSU’s. Upon conversion of the RSU to shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of the Company

8.              Additional Covenants

a)              Non-Solicitation Covenant

(i)            Business Considerations.  The Company is in the business of providing insurance brokerage, reinsurance brokerage, conventional and alternative risk management products and services, benefits consulting, compensation consulting, human resources consulting, managing underwriting and related insurance services including accounting, claims management and handling, contract wording, information systems, actuarial services and the solicitation and servicing of individual and commercial clients.. An essential element of its business is the development and maintenance of personal contacts and relationships with clients.  Because of these contacts and relationships, it is common for the Company’s clients to develop identification with the employee who services its insurance needs, rather than with the Company itself. The personal identification of clients of the Company with a Company employee creates the potential for the Employee’s appropriation of the benefits of the relationships developed with clients on behalf of and at the expense of the Company.  Since the Company would suffer irreparable harm if Employee left its employ and solicited the insurance or other related business of clients of the Company, it is reasonable to protect the Company against solicitation activities by Employee for a limited period of time after Employee leaves the Company so that the Company may renew or restore its business relationship with its client.

(ii)        Covenant Not to Solicit.  Employee hereby covenants and agrees that, except with the prior written consent of the Company, Employee will not for a period of two years after the end of employment compete directly or indirectly in any way with the business of the Company.  For the purposes of this Agreement, “compete directly or indirectly in any way with the business of the Company” means to enter into or attempt to enter into (on Employee’s own behalf or on behalf of any other person or entity) any business relationship of the same type or kind as the business relationship which exists between the Company and its clients or customers to provide services related to the business of the Company for any individual, partnership, corporation, association or other entity who or which was a client or customer for whom the Employee was the producer or on whose account Employee worked or became familiar during 24 months prior to the end of employment.

(iii)    Covenant Not to Hire.  The Employee hereby also agrees not to induce or attempt to induce, or to cause any person or other entity to induce or attempt to induce, any person who is an employee of the Company to leave the employ of the Company during the term of the covenant set forth in (ii) above.

(iv)       Acknowledgments.   The Company and the Employee acknowledge and agree that the covenants contained in (ii) and (iii) are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Employee and the public. The parties acknowledge that the purpose and effect of

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the covenants simply are to protect the Company for a limited period of time from unfair competition by the Employee.

Nothing in this Agreement shall prohibit the Employee from obtaining a livelihood. The intent of the parties is that the restrictive covenant of non-solicitation by the Employee is limited to those clients and customers of the Company, as reflected by the books of the Company, during the 24 months prior to the end of Employee’s employment with the Company.

b)              Company’s Right to Injunctive Relief; Attorneys’ Fees.   The Employee acknowledges that the Employee’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of this Agreement will result in irreparable and continuing harm to the Company, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Employee.   In the event that the Company brings an action to enforce the terms and conditions of this Agreement, Employee shall pay the costs and expenses incurred by the Company in bringing such action, including legal fees.

c)              Trade Secrets and Confidential Information.   Employee acknowledges that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of such business requires that this information remain proprietary to the Company.  The Employee shall not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Employee becomes aware by reason of being employed or to which Employee gains access during his employment by the Company and which has not been publicly disclosed (other than by Employee in breach of this provision).

Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Employee during the course of employment or to which the Employee has access.  All records and equipment and other materials relating in any way to any confidential information relating to clients or business of the Company shall be and remain the sole property of the Company during and after the end of employment.

d)              In the event this program is determined to be a “deferred compensation plan” subject to Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall as necessary adopt such conforming amendments as are necessary to comply with Section 409A.

9.                                      Other Provisions

a)              Plan Terms Take Precedence over Agreement Terms.   RSUs are granted pursuant to the Plan, the terms and condition of which are incorporated into this Agreement by reference.  If there are any inconsistencies between the terms of this Agreement and the Plan, the terms of the Plan will govern.

b)              Prior Agreement(s) Will Not Control.   Employee’s acceptance of this Agreement will supersede provisions of any prior agreement that could be construed as governing the terms of this grant.

c)              Restriction on Transfer.   Unless the RSUs are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.

d)              Right of Employment.   Grants of RSUs under the Plan and of this Agreement do not confer upon Employee any right to continue in the employ of the Employer.

e)              Beneficiary.   An Employee’s “beneficiary” means the person(s) or entity designated by the Employee in the most recent written beneficiary designation form filed with the Company to receive the benefits specified under the Plan upon the death of the Employee, or, if there is no designated beneficiary or surviving designated beneficiary, then the estate of the Employee.

f)                Data Privacy.   Employee understands and authorizes Employer to share Employee’s personal data with the Company, the U.S. parent company.  Employee also understands and authorizes that this data,

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as listed below, will be shared with third party vendors hired by the Company to assist in administering the Plan.  Employee consents to the Employee’s Employer sharing of personal data (i.e. identification data, including name, address, telephone; financial data, including account numbers, wages; personal data, including age, gender, date of birth; education related data, including academic curriculum, professional experience; profession related data, including title and description of functions with the Company).  Employee also authorizes Employer and the Company to receive, possess, use, retain, and transfer the data, in electronic form or other, and to further transfer data to third party vendors for purposes of assisting in the administration and managing Employee’s participation in the Plan.

g)             Need to Accept Grant.   Employee acknowledges that this grant must be accepted within ninety (90) days of the Grant Date in order to be eligible to receive any benefits from this grant. If this grant is not accepted within ninety days, the grant will be cancelled and all benefits under this grant will be forfeited.  To accept this grant, the Employee must access the www.etrade.com/stockplans website and follow the instructions for acceptance.  If this grant was distributed to the Employee via mail, Employee must sign the agreement and return it to Aon’s Executive Compensation Department within ninety (90) days.

h)             Computation of Severance / Retirement Benefits.   Benefits and rights acquired under the Plan do not constitute “base salary” or other regular employment earnings.  Accordingly, Employee understands and accepts that benefits provided under the Plan will not be considered in calculating any of the Company’s and its subsidiaries’ obligations to Employee for bonus, retirement, severance, termination, health and welfare, or any other such payments, unless otherwise specified in the applicable plan.

i)                Plan Changes / Acquired Rights.  Employee understands and agrees that the Company may terminate, change or otherwise alter the terms and conditions of the Plan at any time, and that any such termination, change or alteration will not amount to a breach or breaches, fundamental or otherwise, of Employee’s terms and conditions of employment. The scope of any change in terms is unforeseen; however, potential changes to the Plan may include, but are not limited to, 1) alteration of the discount at which employees are allowed to acquire Company shares, 2) modification of the vesting and/or offering periods, 3) adjustment of the award amounts, and 4) cancellation of the Plan.  Employee hereby elects to participate in the Plan with full knowledge that benefits under the Plan can be terminated or otherwise modified by the Company at its sole discretion at any time.

j)                Waiver.   Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

k)            Severability.   To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

l)                Governing Law.   The validity, interpretation, instruction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.  For Employees outside of the United States, this Agreement shall be governed by the applicable regulations or international treaty.

m)          Notice.   All notices given hereunder shall be in writing and, if intended for the Company, shall be addressed to it or delivered to it at its principal office to the attention of Executive Compensation Department.  If intended for the Employee, notices shall be delivered personally or shall be addressed (if sent by mail) to the Employee’s then current residence address as shown on the Company’s records, or to such other address as the Employee directs in a notice to the Company.  All notices shall be

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deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

IN WITNESS WHEREOF, the parties have accepted this Agreement as of the date hereof.

AON CORPORATION

/s/ Gregory C. Case
Gregory C. Case
President and Chief Executive Officer

(Accept grant online via your www.etrade.com/stockplans account)
RSU Recipient (Employee)	Date

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